Exhibit 3.23

ARTICLES OF INCORPORATION

OF

SPIEGELBERG MANUFACTURING, INC.

The undersigned, a majority of whom are citizens of the United States, desiring to form a corporation for profit under the General Corporation Law of Ohio, do hereby certify:

FIRST:	The name of said corporation shall be Spiegelberg Manufacturing, Inc.

SECOND:	The place in the State of Ohio where its principal office is to be located is 14169 State Route 301, LaGrange, Lorain County, Ohio, 44050.

THIRD:	The purposes for which it is formed are: (a) To engage in, carry on and conduct the business of manufacturing, marketing and selling electronic machinery; (b) To engage in any lawful act or activity, for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code, as now in effect or hereafter amended; (c) To do all such further acts as are necessary and convenient or expedient to accomplish the foregoing purposes or as are incidental thereto.

Each purpose specified in any clause or paragraph contained in this Article Third shall be deemed to be independent of all other purposes herein specified, and shall not be limited or restricted by reference to or inference from the terms of any other clause or paragraph of this Articles of Incorporation.

FOURTH:	The authorized number of shares which the corporation is authorized to have outstanding is Five Hundred (500) shares all of which shall be common shares without par value.

FIFTH:	The amount of stated capital with which the corporation will begin business is not less than Five Hundred Dollars ($500.00).

SIXTH:	Redemption - The corporation, by action of its directors and without action by its shareholders, may purchase its own shares in accordance with the provisions of the Ohio General Corporation Law. Such purchases may be made either in the open market or at public or private sale, in such manner and amounts, from such holder or holders of outstanding shares of the corporation, and at such prices as the directors shall from time to time determine.

SEVENTH:	No holders of shares of the corporation shall have any preemptive right to subscribe for or to purchase any shares of the corporation of any class, whether such shares or such class be now or hereafter authorized.

IN WITNESS WHEREOF, I have hereunto set my hand this 2nd day of May, 1984.

/s/ Terry S. Shilling
Terry S. Shilling

/s/ Jean L. Anderson
Jean L. Anderson

ORIGINAL APPOINTMENT OF AGENT

The undersigned, being at least a majority of the incorporators of Spiegelberg Manufacturing, Inc. hereby appoint Gary Spiegelberg, a natural person resident in the county in which the corporation has its principal office, upon whom any process, notice or demand required or permitted by statute to be served upon the corporation may be served. His complete address is: 14169 State Route 301, LaGrange, Lorain County, Ohio, 44050.

SPIEGELBERG MANUFACTURING, INC.

/s/ Terry S. Shilling
Terry S. Shilling
Incorporator

/s/ Jean L. Anderson
Jean L. Anderson
Incorporator

Gentlemen:

I hereby accept appointment as agent of your corporation upon whom process, tax notices or demands may be served.

/s/ Gary Spiegelberg
Gary Spiegelberg